EXHIBIT 2.0

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

58.COM INC.

CONVERTIBLE PROMISSORY NOTE

US$275,000,000.00	December 11, 2015

FOR VALUE RECEIVED, 58.COM INC., a company incorporated under the Laws of the Cayman Islands (the “Company”), hereby absolutely and unconditionally promises to pay to OHIO RIVER INVESTMENT LIMITED, a company organized under the Laws of the British Virgin Islands (the “Lender”), or to its order, the principal amount of TWO HUNDRED SEVENTY-FIVE MILLION UNITED STATES DOLLARS (US$275,000,000.00), together with simple interest on such principal amount at the rate of 6% per annum.

This Convertible Promissory Note (this “Note”) is issued pursuant to a Bridge Loan Agreement dated as of July 31, 2015 (as amended from time to time in accordance with its terms, the “Loan Agreement”) by and among the Company and the Lender.

Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned them in the Loan Agreement.

1.             Repayment and Prepayment.

(a)     The outstanding principal amount of this Note, together with all interest accrued but unpaid thereon, shall be due in full on June 20, 2016, or such earlier date as of which the maturity of the Note may have been accelerated pursuant to Section 3 hereof or SECTION 8 of the Loan Agreement (the “Maturity Date”).

(b)     Interest shall be computed on the basis of a year having 365 days and actual days elapsed. All interest accrued but unpaid on this Note shall be due in full on the Maturity Date.

(c)     All amounts payable on or in respect of this Note shall be paid to the Lender in U.S. dollars, in immediately available funds on the date that any principal or interest payment is due and payable hereunder. The Company shall make such payments of the unpaid principal amount of this Note, together with accrued and unpaid interest thereon, by wire transfer of immediately available funds for the account of the Lender as the Lender may designate and notify in writing to the Company at least three Business Days prior to the Maturity Date. If the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

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(d)     The Company may, by a prior written notice to the Lender, prepay the whole or any part of the principal amount of this Note and prior to the Maturity Date, without premium or penalty. Any notice of prepayment given by the Company shall be irrevocable and shall specify the date upon which the relevant prepayment is to be made and the amount of that prepayment. Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid.

(e)     All payments or prepayments received under this Note shall be applied first to accrued interest on the date of payment or prepayment and then to the outstanding principal balance of this Note.

2.              Conversion.

(a)     If the Company fails to repay the principal amount of this Note together with all interest accrued but unpaid thereon on the Maturity Date or within seven (7) days after the Maturity Date, at any time and from time to time during a period of thirty (30) days from and after such failure to pay, the Lender shall have the right, but not the obligation, by delivering a duly completed irrevocable written notice (the “Conversion Notice”) and this Note for cancellation to the Company, to convert all or a portion of the amount due and payable but unpaid under the Note (the “Conversion Amount”) into such number of Class A Shares (the “Conversion Shares”) as may be obtained by dividing (i) the Conversion Amount by (ii) 85% of the Market Price; provided that such quotient shall be rounded down to the nearest whole number, and the Company shall pay to the Lender in cash an amount in United States dollars representing such fractional shares that would have been issuable to the Lender (“Fractional Amount”) but for this proviso. “Market Price” means the arithmetic mean of the VWAPs (adjusted appropriately to determine such value for the Class A Shares) during the five (5) consecutive Trading Days immediately prior to the date of the Conversion Notice. “VWAP” means, as of any date, the per-ADS daily U.S. dollar volume-weighted average price as reported by Bloomberg, LP through its “Historical Price Table Screen (HP)” with “Market: Weighted Ave” function selected or as displayed under the heading “Bloomberg VWAP” on Bloomberg page “JOBS <equity> AQR” (or an equivalent or successor page), or, if no such dollar volume-weighted average price is reported, then the market value of one ADS on such day determined using a volume-weighted average method by a nationally recognized independent investment banking firm. VWAP shall be determined in any event without regard to trading outside regular trading hours. “Trading Day” means any day on which trading of the ADSs generally occur on the New York Stock Exchange, other than any day on which there is a failure by the New York Stock Exchange to open for trading during its regular trading session or an occurrence or existence for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading in the ADSs or in any options contracts or futures relating to the ADSs.

(b)     Promptly following and in any event within one Business Day of the date of receipt of the Conversion Notice, the Company shall transmit by facsimile or other electronic means a confirmation of receipt of such Conversion Notice to the Lender. Within five (5) Business Days after the date of receipt of the Conversion Notice, the Company shall (i) take all actions and execute all documents necessary to effect the issuance of the Conversion Shares, (ii) cause entries on the Company’s register of members to be entered with respect to the Conversion Shares, (iii) deliver to the Holder by wire transfer to a bank account designated by the Lender to the Company any Fractional Amount in lieu of the issuance of fractional Conversion Shares pursuant to Section 2(a), and (iv) subject to paragraph (d) below, cancel this Note.

(c)     Any Conversion Shares issued pursuant to the foregoing (i) shall be validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim; (ii) shall rank pari passu and carry the same rights and privileges in all respects as any other Class A Shares issued by the Company and shall be entitled to all dividends and other distributions declared, paid or made thereon; and (iii) will not be subject to calls for further funds.

(d)     The Company shall pay all issuance, delivery and transfer taxes and other fees and expenses in respect of the issuance or delivery of any Conversion Shares (other than taxes and other fees and expenses in respect of the issuance or delivery of any ADSs representing the Conversion Shares).

(e)     In the event the Lender surrenders this Note pursuant to this Section 2 for partial conversion, the Company shall, in addition to cancelling this Note upon such surrender, execute and deliver to the Lender a new note denominated in U.S. dollars and in an aggregate principal amount equal to the unconverted portion of the Note.

(f)     For the avoidance of doubt, the Lender hereby acknowledges and agrees that it has not been conferred with any of the rights of a shareholder of the Company by virtue of the issuance of the Note to it, including the right to vote as such, by any of the provisions hereof or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise, and that it shall have no such rights arising under this Note (except to the extent applicable or arising under applicable bankruptcy or similar Law as a creditor of the Company), except to the extent any Conversion Amount shall have been validly converted to, and by virtue of the Lender’s owning, Conversion Shares pursuant hereto.

(g)     The Company’s full and valid settlement of any Conversion Amount pursuant to the Finance Documents shall be deemed to satisfy in full its obligation to pay such Conversion Amount of the Loan. For the avoidance of doubt, with respect to any Conversion Amount that the Lender shall have elected to convert into Conversion Shares, such portion of the Loan shall not be deemed to have been repaid, and the Company shall not be deemed to have satisfied any obligations with respect to such portion, unless and until all such Conversion Shares are validly issued to the Lender in accordance with the terms hereof.

3.             Events of Default; Acceleration.

(a)     The principal amount of this Note and all accrued and unpaid interest thereon is subject to prepayment in whole or in part pursuant to SECTION 8 of the Loan Agreement upon the occurrence and during the continuance of any Event of Default.

(b)     Without prejudice to any other rights of the Lender hereunder or under the Loan Agreement, if any amount (whether principal or interest) under this Note is not paid when due, interest will, for the avoidance of doubt, continue to accrue on such unpaid amount, provided that such interest shall be increased from the Base Rate to the rate of 10% per annum, which interest rate shall be compounded daily until the day on which all sums due hereunder are received by the Lender; provided further that the foregoing increase in interest rate shall not apply (or be deemed to have applied) to any Conversion Amount in respect of which Conversion Shares have been duly and validly issued (including the valid updating of the Company’s register of members with respect thereto) in the time period prescribed by, and pursuant to the terms set forth in, the Finance Documents.

(c)     No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, and under the Loan Agreement, now or hereafter existing at Law or in equity or otherwise.

4.             Ranking. This Note constitutes direct, unsubordinated, unconditional and senior obligations of the Company and the Company's payment obligations under the Note shall rank at all times (x) at least pari passu and ratably and equally with all other existing and future claims of all its other unsecured and unsubordinated creditors, and (y) senior to all existing and future subordinated obligations, except for obligations mandatorily preferred by Law applying to companies generally.

5.             Cancellation. After all amounts at any time owing on this Note have been paid in full or upon the conversion of the Note in full pursuant to Section 2, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

6.             Miscellaneous.

(a)     This Note shall for all purposes be governed by, and construed in accordance with the laws of the State of New York.

(b)     Any dispute, controversy or claim arising out of or relating to this Note, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section 6(b). The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties and (iii) enforceable in any court of competent jurisdiction, and the parties agree to be bound thereby and to act accordingly.

(c)     The Company shall be responsible for making all calculations called for under this Note. These calculations include, but are not limited to, accrued interest payable on this Note and the number of Conversion Shares. The Company shall make all these calculations in good faith.

(d)     If the Note is mutilated, defaced, destroyed, stolen or lost, upon notice from the Lender, the Company shall at its own cost replace the same upon surrender of the original Note (to the extent available) by the Lender.

(e)     Without prejudice to any other rights of the Lender hereunder, if any action is instituted to collect on this Note as a result of the occurrence of an Event of Default, the

Company shall pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

(f)     Any term of this Note may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both the Lender and the Company. Any amendment or waiver effective in accordance with this Section shall be binding upon the Lender and the Company.

(g)     No failure or delay by the Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction.

(h)     This Note shall be binding upon the Company's successors and assigns, and shall inure to the benefit of the Lender's successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Note without the consent of the other party; except that the Lender may assign any rights or obligations hereunder to any of its Affiliates without obtaining the prior written consent of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer to take effect as of the date first hereinabove written.

COMPANY:

58.COM INC.

By: /s/ Jinbo Yao Name: Jinbo Yao Title: CEO

[Signature Page to Convertible Promissory Note]